RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                POWERTRADER, INC.

         PowerTrader, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          A. The Corporation was originally incorporated under the name PowerTrader, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on August 22, 1996.

         B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

          C. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

         FIRST:  The name of the corporation is POWERTRADER, INC.

         SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: (a) The aggregate number of shares of capital stock which the corporation shall have authority to issue is Twenty-five Million (25,000,000), each having a par value of One Cent ($0.01) per share. Of such authorized shares, Twenty-three Million (23,000,000) shares are hereby classified and designated as common stock and Two Million (2,000,000) shares are hereby classified and designated as preferred stock.

          (b) The voting power of the corporation shall be vested in the holders of the common stock, who shall be entitled to one vote per share of common stock on all matters to be voted on by the stockholders (including the election of directors), except to the extent voting rights are established for holders of preferred stock by the Board of Directors in accordance with part (c) of this
Article 4.

          (c) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 4, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

          (d) The authority of the Board of Directors with respect to the establishment of each series of preferred stock shall include, but not be limited to, determination of the following:

          (i) the number of shares constituting that series and the distinctive designation of that series;

          (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

          (iv) whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (v) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

          (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (viii) any other relative rights, preferences and limitations of that series.

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          (e) No  holder  of  any  share  of  stock  or  other  security  of the corporation, either now or hereafter authorized or issued, shall have any preferential or preemptive right to acquire additional shares of stock or any other security of the corporation other than such, if any, as the Board of Directors may in its discretion from time to time determine pursuant to the authority conferred by this Certificate of Incorporation of the corporation.

          (f) There shall be no right to cumulative voting in the election of directors.

          (g) Except as otherwise required by the General Corporation Law of the State of Delaware, whenever the holders of shares of stock of the corporation shall be entitled to vote as a class at a meeting at which a quorum of the class is present with respect to any matter, the affirmative vote of a majority of the shares of such class voted in person or by proxy at the meeting shall be required to constitute the act of such class.

          FIFTH: In furtherance and not in limitation of the powers granted by statute, the board of directors is authorized to adopt, alter or repeal the bylaws of the corporation.

          SIXTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article 6 shall not eliminate or limit the liability of a director to the extent provided by applicable law: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the General Corporation Law of the State of Delaware; or (iii) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 6 shall apply to or have any effect on the liability or allege liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of ss.279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders

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


or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors of class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

          IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by Michael C. Withrow, its authorized officer this 17th day of December , 1996.


                                      /s/ Michael C. Withrow
                                      Michael C. Withrow, Chairman,
                                      President and Chief Executive
                                      Officer


Date:  December 17, 1996



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